Exhibit 10.2

General Electric Capital Corporation GE Capital Markets, Inc. 500 West Monroe Street Chicago, Illinois 60661

CONFIDENTIAL

January 7, 2015

Mr. Kyle Ross

Executive Vice President and Chief Financial Officer

Signature Group Holdings, Inc.

15301 Ventura Boulevard

Suite 400

Sherman Oaks, CA 91403

$110 million Senior Secured Revolving Credit Facilities Commitment Letter

Dear Kyle:

General Electric Capital Corporation (“GE Capital”) hereby commits to provide (directly and/or through one or more of its direct or indirect subsidiaries) a $110,000,000 senior secured revolving credit facility (the “Credit Facilities”) and to act as administrative agent for the Credit Facilities. The Credit Facilities will be used by you, or a newly formed entity controlled by you, in connection with the acquisition (the “Acquisition”) of the issued and outstanding capital stock of Aleris Global Recycling and Specification Alloys (the “Acquired Business”) (it being agreed that as specified in the Term Sheet referred to below, such entity or the Acquired Business and certain other affiliates shall be the borrowers (each a “Borrower”) in respect of the Credit Facilities) (the transactions described above are collectively referred to as the “Transaction”).

GE Capital’s commitment is subject only to the conditions set forth in Schedule I to the Summary of Terms attached hereto as Exhibit A (the “Term Sheet” and, together with this letter, the “Commitment Letter”) and in the Fee Letter (as defined in the Term Sheet). GE Capital Markets, Inc. (the “Lead Arranger” and, together with GE Capital, the “Commitment Parties”) is pleased to act, on such conditions and on the terms in this Commitment Letter and in the Fee Letter, as the sole lead arranger and sole bookrunner for the Credit Facilities. Capitalized terms used in the text of this Commitment Letter without definition have the meanings assigned in the Term Sheet.

Syndication.

The Lead Arranger may syndicate, prior to and/or after the execution of definitive documentation for the Credit Facilities (the “Credit Documentation”), all or a portion of the loans and commitments to one or more other lenders (collectively with GE Capital, the “Lenders”) pursuant to a syndication managed by the Lead Arranger (the “Syndication Process”) on the terms set forth in this Commitment Letter and in the Fee Letter. The Lead Arranger may commence the Syndication Process promptly after your acceptance of this Commitment Letter and the Fee Letter. The Lead Arranger will, in consultation with you, control all aspects of the Syndication Process, including timing, selection of prospective Lenders, the awarding of any titles, the determination of allocations and the amount of fees. You agree that no Lender will be permitted to receive compensation of any kind for its participation in the Credit Facilities, except as expressly provided for in this Commitment Letter or the Fee Letter, without the prior written consent of the Lead Arranger. You agree to assist (and use commercially reasonable efforts to cause the Acquired Business, each of its and your respective affiliates and all other necessary persons to assist) the Lead Arranger with the Syndication Process, provided that this sentence will not apply to Aleris Corporation or its subsidiaries that will not constitute part of the Acquired Business. For the avoidance of doubt, neither the commencement nor the completion of the syndication of the Credit Facilities shall constitute a condition precedent to the availability of the Credit Facilities on the Closing Date.

Evaluation Material.

You hereby represent to the best of your knowledge (but only to your knowledge with respect to any of the information referred to below that is provided by another person that is not your affiliate) and covenant that (a) all written information other than projections (“Projections”) and general economic or specific industry information developed by, and obtained from, third-party sources (the “Information”) that has been or will be made available to the Commitment Parties and/or the Lenders by you, the Acquired Business or any of your or its respective affiliates or representatives is or will be complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Commitment Parties by you, the Acquired Business or any of your or its respective affiliates or representatives have been or will be prepared in good faith based upon reasonable assumptions (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material). You agree that if at any time prior to the later of the closing of the Credit Facilities and the completion of the Syndication Process, any of the representations in the preceding sentence would be incorrect if the Information or Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information or the Projections, as the case may be, so that such representations will be correct under those circumstances. You understand that in arranging and syndicating the Credit Facilities the Lead Arranger may use and rely on the Information and Projections without independent verification thereof.

You hereby authorize and agree, on behalf of yourself, the Acquired Business and your and its respective affiliates, that the Information, the Projections and all other information (including third party reports) provided by or on behalf of you, the Acquired Business and your and its respective affiliates to the Commitment Parties regarding you, the Acquired Business and your and its respective affiliates, the Transaction and the other transactions contemplated hereby in connection with the Credit Facilities may be disseminated by or on behalf of the Commitment Parties, and made available, to prospective Lenders and other persons, who have agreed to be bound by customary confidentiality undertakings (including “click-through” agreements) and, if applicable, ratings agencies, all in accordance with the Lead Arranger’s standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at prospective Lender or other meetings). You hereby further authorize the Lead Arranger to download copies of your and your affiliates’ logos and agree to use commercially reasonable efforts to obtain authorization to permit the Lead Arranger to download copies of your logos, from their respective websites and post copies thereof on an IntraLinks® or similar workspace and use such logos on any materials prepared in connection with the Syndication Process.

Expenses.

Regardless of whether the Credit Facilities close, you hereby agree to pay upon demand to the Commitment Parties all reasonable fees and expenses (including, but not limited to, (i) all reasonable costs and out-of-pocket expenses of one legal counsel and, to the extent necessary, one local counsel in each relevant jurisdiction and regulatory counsel for all Commitment Parties and (ii) a field examination fee of $1000 per person per diem incurred by them in connection with this Commitment Letter, the Fee Letter, the Transaction, and the Credit Facilities.

Confidentiality.

You agree that you will not disclose the contents of this Commitment Letter, the Fee Letter or the Commitment Parties’ involvement with, GE Capital’s commitment to provide or the Lead Arranger’s agreement to arrange the Credit Facilities to any third party (including, without limitation, any financial institution or intermediary) without GE Capital’s prior written consent other than to (a) those individuals who are your directors, officers, employees or advisors in connection with the Credit Facilities; provided that this Commitment Letter (but not the Fee Letter) may also be disclosed to your and the Acquired Business’ respective equity holders, directors, officers, employees and advisors, (b) the underwriters of the Private Placement, and (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform GE Capital promptly thereof). You agree to inform all such persons who receive information concerning the Commitment Parties, this Commitment Letter or the Fee Letter that such information is confidential and may not be used for any purpose other than in connection with the Transaction and may not be disclosed to any other person. The Commitment Parties reserve the right to review and approve, in advance, all materials, press releases, advertisements and disclosures that contain GE Capital’s or any affiliate’s name or describe GE Capital’s financing commitment or the Lead Arranger’s role and activities.

Indemnity.

Regardless of whether the Credit Facilities close, you agree to (a) indemnify, defend and hold each of the Commitment Parties, each Lender, and their respective affiliates and the principals, directors, officers, employees, representatives, agents and third party advisors of each of them (each, an “Indemnified Person”), harmless from and against all losses, disputes, claims, investigations, litigation, proceedings, expenses (including, but not limited to, attorneys’ fees), damages, and liabilities of any kind to which any Indemnified Person may become subject in connection with this Commitment Letter, the Fee Letter, the Credit Facilities, the use or the proposed use of the proceeds thereof, the Transaction or any other transaction contemplated by this Commitment Letter (each, a “Claim”, and collectively, the “Claims”), regardless of whether such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party, you, the Acquired Business or any of your or its respective affiliates), and (b) reimburse each Indemnified Person upon demand for all legal and other expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (each, an “Expense”); provided that no Indemnified Person shall be entitled to indemnity hereunder in respect of any Claim or Expense to the extent that the same is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from (i) the gross negligence or willful misconduct of such Indemnified Person, (ii) a material breach by an Indemnified Person of its obligations under this Commitment Letter or the Fee Letter at a time when you have not breached your obligations hereunder in any material respect or (iii) a dispute among Indemnified Parties at a time when you have not breached your obligations hereunder in any material respect (other than a Claim against any Commitment Party solely in its capacity as Lead Arranger or Agent). No party hereto or any of their respective affiliates shall be liable for any punitive, exemplary, consequential or indirect damages alleged in connection with, arising out of, or relating to, any Claims, this Commitment Letter, the Fee Letter, the Credit Facilities, the use or the proposed use of the proceeds thereof, the Transaction, and any other transaction contemplated by this Commitment Letter.

Furthermore, you hereby acknowledge and agree that the use of electronic transmission is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse. You agree to assume and accept such risks and hereby authorize the use of electronic transmissions, and that none of the Commitment Parties nor any of their respective affiliates will have any liability for any damages arising from the use of such electronic transmission systems.

Sharing Information; Absence of Fiduciary Relationship.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services to other companies with which you may have conflicting interests. You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any of the Commitment Parties has been or will be created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties and/or their respective affiliates have advised or are advising you on other matters and (b) you will not assert any claim against any of the Commitment Parties for breach or alleged breach of fiduciary duty and agree that none of the Commitment Parties shall have any direct or indirect liability to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

Assignments and Amendments.

This Commitment Letter shall not be assignable by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent shall be null and void), and is solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. GE

Capital may assign its commitment hereunder, in whole or in part, to any of its affiliates or to any prospective Lender in connection with the Syndication Process or otherwise provided that notwithstanding such assignment, any assignment by GE Capital to any affiliate or prospective Lender made prior to the Closing Date will not relieve GE Capital of its obligations set forth herein to fund that portion of the commitments so assigned on the Closing Date. Notwithstanding the right to assign the commitments hereunder, GE Capital must retain exclusive control over all rights and obligations with respect to the Credit Facilities prior to close. This Commitment Letter may not be amended or waived except in a written instrument signed by you and the Commitment Parties.

Counterparts and Governing Law.

This Commitment Letter may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic (including “PDF”) transmission shall be effective as delivery of a manually executed counterpart hereof.

The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Commitment Letter, including, without limitation, its validity, interpretation, construction, performance and enforcement and any claims sounding in contract law or tort law arising out of the subject matter hereof.

Venue and Submission to Jurisdiction.

The parties hereto consent and agree that the state or federal courts located in New York County, State of New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, the Fee Letter, the Credit Facilities, the Transaction, any other transaction relating hereto or thereto, and any investigation, litigation, or proceeding in connection with, related to or arising out of any such matters, provided, that the parties hereto acknowledge that any appeal from those courts may have to be heard by a court located outside of such jurisdiction. The parties hereto expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection, which each of the parties may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

Waiver of Jury Trial.

THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS COMMITMENT LETTER, THE FEE LETTER, THE CREDIT FACILITIES, THE TRANSACTION AND ANY OTHER TRANSACTION RELATED HERETO OR THERETO. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

Survival.

The provisions of this letter set forth under this heading and the headings “Syndication”, “Evaluation Material”, “Expenses”, “Confidentiality”, “Indemnity”, “Sharing Information; Absence of Fiduciary Relationship”, “Assignments and Amendments”, “Counterparts and Governing Law”, “Venue and Submission to Jurisdiction” and “Waiver of Jury Trial” shall survive the termination or expiration of this Commitment Letter and shall remain in full force and effect regardless of whether the Credit Facilities close or the Credit Documentation shall be executed and delivered; provided that if the Credit Facilities close and the Credit Documentation shall be executed and delivered, (i) the provisions under the heading “Evaluation Material” and “Syndication” shall survive only until the completion of the Syndication Process (as determined by Lead Arranger), and (ii) the provisions under the heading “Expenses”, “Confidentiality”, “Indemnity”, and “Sharing Information; and Absence of Fiduciary Relationship” shall be superseded and deemed replaced by the terms of the Credit Documentation governing such matters.

Integration.

This Commitment Letter and the Fee Letter supersede any and all discussions, negotiations, understandings or agreements, written or oral, express or implied, between or among the parties hereto and their affiliates as to the subject matter hereof. Without limiting the generality of the immediately preceding sentence, this Commitment Letter supersedes and replaces the Commitment Letter dated October 17, 2014 issued by GE Capital with respect to the Credit Facilities.

Patriot Act.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Lender may be required to obtain, verify and record information that identifies each Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding each Borrower and each Guarantor that will allow such Lender to identify each Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Lender.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to GE Capital on behalf of the Commitment Parties such signature pages by 5:00 p.m., Chicago time on January 9, 2015. Unless extended in writing by the Commitment Parties, the commitments and agreements of the Commitment Parties contained herein (subject to the provisions under the heading “Survival”) shall automatically expire on the first to occur of (a) the date and time referred to in the previous sentence unless you shall have executed and delivered a copy of this Commitment Letter and the Fee Letter, as provided above, (b) 5:00 p.m. Chicago time on February 28, 2015, (c) execution and delivery of the Credit Documentation and funding of the Credit Facilities and (d) the closing of the Acquisition without the use of the Credit Facilities.

Sincerely,

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Michael Todorow
Name: Michael Todorow
Its Duly Authorized Signatory

GE CAPITAL MARKETS, INC.

By:	/s/ Gary Kidd
Name: Gary Kidd
Its Duly Authorized Signatory

AGREED AND ACCEPTED THIS 8th DAY OF JANUARY, 2015

SIGNATURE GROUP HOLDINGS, INC.

By:	/s/ Kyle Ross
Name: Kyle Ross
Title: Executive Vice President and Chief Financial Officer

Exhibit A to Commitment Letter

Summary of Terms and Conditions (“Term Sheet”)

$110,000,000 Senior Secured Revolving Credit Facilities

January 7, 2015

BORROWERS:

A newly formed corporate entity (“Acquisition NewCo”) to be controlled by Signature Group Holdings, Inc. that will acquire all of the outstanding equity interests of Aleris Global Recycling and Specification Alloys (“Target”) and certain domestic subsidiaries (together with Acquisition NewCo, collectively, the “U.S. Borrowers”) and Canadian subsidiaries (collectively, the “Canadian Borrowers”) of Acquisition NewCo (the U.S. Borrowers and the Canadian Borrowers, collectively, the “Borrowers”).

SPONSOR:	Signature Group Holdings, Inc. (“Sponsor”)

ADMINISTRATIVE AGENT:	General Electric Capital Corporation (“GE Capital” or “Agent”)

SOLE LEAD ARRANGER AND BOOKRUNNER:	GE Capital Markets, Inc. (“GECM”)

LENDERS:	GE Capital and/or one or more of its direct or indirect subsidiaries and a syndicate of financial institutions arranged by GECM for the portion not held by GE Capital or its subsidiaries.

CREDIT FACILITIES:	A revolving credit facility (the “Revolving Credit Facility” or “Credit Facilities”) in an aggregate principal amount equal to $110,000,000 (the “Maximum Commitment Amount”), consisting of:

	(i)	a U.S. subfacility (the “U.S. Subfacility”) in an amount to be mutually agreed upon (the “U.S. Subfacility Cap”) available to be advanced to U.S. Borrowers in U.S. dollars, which will include:

		a.	a letter of credit subfacility in an amount to be mutually agreed upon available to U.S. Borrowers (the “U.S. L/C Subfacility”); and

		b.	a swing line subfacility available to U.S. Borrowers in an amount equal to $11,000,000 provided by Agent; and

(ii)

a Canadian dollar subfacility (the “Canadian Subfacility”) in an amount (the “Canadian Subfacility Cap”) and on terms and conditions, in each case to be mutually agreed upon, available to be advanced to the Canadian Borrowers in Canadian dollars, which will include a letter of credit subfacility in an amount to be mutually agreed upon available to the Canadian Borrowers (the “Canadian L/C Subfacility”; together with the U.S. L/C Subfacility, collectively, the “L/C Subfacilities”; it being understood by the parties hereto that the aggregate amount of the Canadian L/C Subfacility and the U.S. L/C Subfacility shall not exceed $15,000,000).

REVOLVING CREDIT AVAILABILITY:

U.S. Borrowing Base: Availability under the U.S. Subfacility would be limited to a borrowing base (the “U.S. Borrowing Base”) of up to the lesser of (A) the U.S. Subfacility Cap and (B) the sum of (x) 85% (assuming dilution of no greater than 5%) of U.S. Borrowers’ eligible accounts receivable plus (y) the lesser of (i) 75% (or 65% at all times prior to completion of the Post-Closing Appraisal (as defined below)) of U.S. Borrowers’ eligible inventory and (ii) 85% of the NOLV Factor (as defined below) of U.S. Borrowers’ eligible inventory, less in each of clauses (x) and (y) above, reserves.

The aggregate amount of the loans outstanding under the U.S. Subfacility and letters of credit outstanding under the U.S. L/C Subfacility and the unreimbursed drawings under the letters of credit issued for the account of any U.S. Borrower under the U.S. L/C Subfacility shall not exceed the U.S. Borrowing Base.

The U.S. L/C Subfacility would provide for the issuance of letters of credit for the account of

U.S. Borrowers. Outstanding letters of credit under the U.S. L/C Subfacility will be reserved from availability under the U.S. Borrowing Base.

Canadian Borrowing Base: Availability under the Canadian Subfacility would be limited to a borrowing base (the “Canadian Borrowing Base”) of up to the lesser of (A) the Canadian Subfacility Cap and (B) the sum of (x) 85% (assuming dilution of no greater than 5%) of Canadian Borrowers’ eligible accounts receivable plus (y) the lesser of (i) 75% (or 65% at all times prior to completion of the Post-Closing Appraisal) of Canadian Borrowers’ eligible inventory and (ii) 85% of the NOLV Factor of Canadian Borrowers’ eligible inventory, less in each of clauses (x) and (y) above, reserves.

The aggregate amount of the loans outstanding under the Canadian Subfacility and letters of credit outstanding under the Canadian L/C Subfacility and the unreimbursed drawings under the letters of credit issued for the account of any Canadian Borrower under the Canadian L/C Subfacility shall not exceed the Canadian Borrowing Base.

The Canadian L/C Subfacility would provide for the issuance of letters of credit for the account of Canadian Borrowers. Outstanding letters of credit under the Canadian Subfacility will be reserved from availability under the Canadian Borrowing Base.

The U.S. Borrowing Base and the Canadian Borrowing Base are collectively referred to herein as the “Borrowing Base.”

The “NOLV Factor” is the net orderly liquidation value of inventory expressed as a percentage of net book value, as periodically updated by appraisals. Agent will retain the right from time to time to establish or modify reserves against availability and standards of eligibility.

“Excess Availability” shall mean the amount, as determined by Agent, calculated at any time, equal to: (1) the Borrowing Base less (2) the sum of (a) the amount of then outstanding loans under the Revolving Credit Facility plus (b) the aggregate amount of unreimbursed drawings under the letters of credit issued for the account of any Borrower under the L/C Subfacilities plus (c) the aggregate undrawn amount of all outstanding letters of credit under the Credit Facilities.

On or before the date that is 60 days following the Closing Date (as defined below), Agent shall have received acceptable inventory appraisals prepared by an appraiser retained by Agent (collectively, the “Post-Closing Appraisal”).

USE OF PROCEEDS:	To provide funds for the acquisition of Target by the Sponsor (the “Acquisition”) and to provide for working capital and for general corporate purposes.

TERM:	The earlier to occur of (i) four years from the Closing Date (as defined below) and (ii) the date that is 90 days prior to the maturity date of the Prior Placement (as defined below).

INTEREST RATES; APPLICABLE MARGIN:

For all U.S. dollar denominated loans under the U.S. Subfacility, at Borrowers’ option, either (i) absent a default, 1, 2, 3 or 6-month interest periods at LIBOR (as defined below) plus the Applicable Margin(s) or (ii) floating at the Base Rate (as defined below), plus the Applicable Margin(s).

For all Canadian dollar denominated loans under the Canadian Subfacility, at Borrowers’ option, either (i) absent a default, 1, 2, 3 or 6-month interest periods at BA Rate (as defined below) plus the Applicable Margin(s) or (ii) floating at the Canadian Index Rate (as defined below), plus the Applicable Margin(s).

The outstanding principal balance of the Credit Facilities initially shall bear interest, at Borrowers’ option, at a fluctuating rate per annum equal to (a) the Base Rate or Canadian Index Rate, as applicable, plus 0.75% or (b) LIBOR or the BA Rate, as applicable, plus 1.75%; provided that, after the first full fiscal quarter ending after the Closing Date (as defined below), the Credit Facilities shall bear interest according to the following pricing table based upon the most recent quarter-end daily average Excess Availability.

Average Excess Availability	Applicable Revolver Base Rate Margin/Canadian Index Rate Margin	Applicable Revolver LIBOR Margin/BA Rate Margin	Applicable L/C Margin
[TBD]	0.25%	1.25%	1.25%
[TBD]	0.50%	1.50%	1.50%
[TBD]	0.75%	1.75%	1.75%
[TBD]	1.00%	2.00%	2.00%

“Base Rate” will be a floating rate of interest defined as the highest of (a) the rate last quoted by the Wall Street Journal (or another national publication selected by Agent) as the U.S. “Prime Rate,” (b) the Federal Funds Rate plus 50 basis points, and (c) the sum of L1BOR for an interest period of one month plus the excess of the L1BOR Applicable Margin over the Base Rate Applicable Margin.

“LIBOR” will be defined as the offered rate per annum for deposits of U.S. dollars for the applicable interest period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) two (2) business days prior to the first day in each interest period.

“BA Rate” will be the rate per annum determined by Agent by reference to the average rate quoted on the Reuters Monitor Screen Page CDOR (displaying Canadian interbank bid rates for Canadian dollar bankers acceptances) applicable to bankers’ acceptances for the applicable term as of 11:00 a.m. (Toronto time) two (2) business days prior to the beginning of such term; provided that at no time will the BA Rate be deemed to be below the 3-month BA Rate as determined two (2) business days prior to the start of the applicable interest period.

“Canadian Index Rate” will be the higher of (a) the annual rate of interest quoted from time to time in the “Report on Business” section of The Globe and Mail as being “Canadian prime”, “chartered bank prime rate” or words of similar description and (b) the BA Rate in respect of a BA period for 30 days, plus 1.35%. Interest on Canadian Index Rate loans would be adjusted as of each change in the Canadian Index Rate.

Interest would be payable monthly in arrears except LIBOR rate loans and BA rate loans which shall be paid at the expiration of each LIBOR or BA Rate interest period, as the case may be (but in any event at least quarterly), and calculated on the basis of a 360-day year and actual days elapsed. LIBOR and BA Rate mechanics and breakage fees to be contained in the Credit Documentation (as defined below).

No loan may be converted into, or continued as, a LIBOR rate loan or BA Rate loan at any time when a default shall have occurred and be continuing.

At the election of Agent or Requisite Lenders, upon the occurrence and during the continuance of a default, the obligations shall bear interest at a default rate of interest equal to an additional two percent (2%) per annum over the rate otherwise applicable and such interest will be payable on demand.

SECURITY:

Agent, for the benefit of itself and the Lenders, shall receive a fully perfected (1) first priority security interest in all of the following property, whether now existing or hereafter arising, of Borrowers, their domestic, and subject to the remaining provisions hereof, foreign subsidiaries (“Subsidiaries”) and any holding company (“Holdings”) formed to own the capital stock or equity securities of Borrowers: (a) all accounts and other receivables for goods sold or leased or services rendered whether or not earned (“Receivables”); (b) all inventory of any kind wherever located (“Inventory”); (c) all instruments, chattel paper and other contracts evidencing, or substituted for, any Receivable; (d) all guarantees, letters of credit, security and other credit enhancements for the Receivables; (e) all documents of title for any Inventory; (f) all claims and causes of action in any way relating to any of the Receivables or Inventory; (g) all bank accounts into which any proceeds of Receivables or Inventory are deposited (including all cash and other funds on deposit therein); (h) all books and records relating to any of the foregoing; and (i) all substitutions, replacements, accessions, products or proceeds (including, without limitation, insurance proceeds) of any of the foregoing (together with clauses (a) through (h), collectively, the “First Priority Collateral”): and (2) a second priority security interest in all of the outstanding capital stock and other equity securities of Borrowers and each of their domestic, and subject to the remaining provisions hereof, foreign Subsidiaries, and all furniture, fixtures, equipment, patents, trademarks, copyrights and other intellectual property of the Credit Parties, a second priority mortgage lien on all owned real property of the Credit Parties and a second priority security interest in all other assets of the Credit Parties, and all substitutions, replacements, accessions, products and proceeds of such property (the “Second Priority Collateral” and together with the First Priority Collateral, collectively, the “Collateral”). In addition, Agent would have the right to utilize, at no cost or expense, any trade names, trademarks, copyrights or other intellectual property to the extent necessary or appropriate in order to sell, lease or otherwise dispose of any of the Collateral and shall be granted access to real property of the Credit Parties to realize upon the First Priority Collateral. All Collateral would be free and clear of other liens, claims and encumbrances, except permitted liens and encumbrances acceptable to Agent.

To the extent that no material incremental income tax liability will result under Section 956 of the Internal Revenue Code, taking into account actual anticipated repatriations of funds, foreign tax credits and all other relevant factors (a “956 Impact”), all direct or indirect foreign (non-U.S. organized) subsidiaries of Holdings will grant liens and security interests on their assets to secure guaranties required to be provided by such subsidiaries as hereinafter provided, and 100% of the stock of those subsidiaries will be pledged as collateral for such guaranties. If a 956 Impact exists with respect to a subsidiary, then with respect to such subsidiary no asset pledge shall be required, the collateral pertaining to such subsidiary shall be limited to a pledge of 66% of the voting stock and 100% of the non-voting stock of such subsidiary, and such subsidiary shall not be included within the term “Subsidiaries” as used in this Term Sheet.

Agent’s liens and security interests shall be evidenced by documentation reasonably satisfactory to Agent, including search results, collateral releases from prior lenders, landlord, mortgagee and bailee waivers. All obligations under the Credit Facilities shall be cross-collateralized with each other and with collateral provided by any subsidiary of any Borrower or any other guarantor; provided, however, that obligations of U.S. Borrowers under the U.S. Subfacility shall not be cross-collateralized with obligations under the Canadian Subfacility or secured by Collateral provided by the Canadian Borrowers or any of their subsidiaries.

GUARANTEES:

Obligations under the Credit Facilities will be guaranteed by all Subsidiaries of Borrowers and by Holdings (collectively, the “Guarantors”; together with the Borrowers, collectively, the “Credit Parties”). Holdings shall be a single purpose entity and conduct no business other than ownership of the equity securities of Borrowers and incur no indebtedness except as permitted in the Credit Documentation. To the extent no 956 Impact exists with respect to a subsidiary, all direct or indirect foreign subsidiaries of Holdings will unconditionally guarantee each Borrower’s obligations to Agent and the Lenders. If a 956 Impact exists with respect to a subsidiary, then with respect to such subsidiary no guarantee shall be required. For greater certainty, all subsidiaries of the Canadian Borrowers shall guarantee the Canadian Subfacility but not the U.S. Subfacility.

CASH MANAGEMENT:

Cash management system acceptable to Agent. Agent will require springing blocked account agreements including daily sweep mechanisms in respect of all deposit accounts of the Credit Parties into which any proceeds of Receivables or Inventory are deposited, which daily sweep mechanisms shall be activated if either (i) Excess Availability is less than an amount to be determined or (ii) an event of default exists.

VOLUNTARY PREPAYMENTS:

Borrowers may voluntarily prepay any loans outstanding under the Credit Facilities, in each case, subject to concurrent payments of any applicable LIBOR or BA Rate, as applicable, breakage costs. Prepayment of such loans shall be applied in the manner set forth in the Credit Documentation.

MANDATORY PREPAYMENTS:

In addition to regularly scheduled payments of principal, subject to the terms of the Intercreditor Agreement (as defined below), Borrowers will be required to make prepayments as are customary for transactions of this type, including: (i) 100% of the net cash proceeds of any sale or other disposition of Collateral (net of amounts reinvested in replacement assets within 180 days or required to pay taxes or other costs applicable to the disposition), other than certain dispositions of other assets to be agreed; (ii) 100% of the net cash proceeds any sales or issuances of equity (subject to certain customary exceptions) or debt securities of Holdings, any Borrower or any of its Subsidiaries and/or any other indebtedness for borrowed money incurred by any Borrower or any its Subsidiaries after the Closing Date (other than permitted issuances of equity and permitted amounts and types of indebtedness, each to be agreed upon); (iii) 100% of insurance proceeds and condemnation awards to the extent not reinvested in the business; and (iv) prepayments in an amount equal to indemnification payments, purchase price adjustments, and similar payments received under the Acquisition Agreement (as defined below), excluding amounts required to be paid to third parties and other amounts to be mutually agreed upon. Subject to the terms of the Intercreditor Agreement, such prepayments shall be applied in the manner set forth in the Credit Documentation.

FEES:

The fees payable to Agent as specified in the fee letter between Sponsor and Agent dated on or about the date hereof (the “Fee Letter”).

An Unused Facility Fee in an amount equal to the Applicable Unused Facility Fee Margin on the average unused daily balance of the Revolving Credit Facility, payable quarterly in arrears to Agent for the account of each of the Lenders under the Revolving Credit Facility on the first day of each calendar quarter. The Applicable Unused Facility Fee Margin shall initially be 0.375%; provided that, after the first full calendar quarter ending after the Closing Date, the Applicable Unused Facility Fee Margin shall be adjusted based upon the most recent quarter-end average unused daily balance of the Revolving Credit Facility as set forth in the following table:

Average Unused Daily Balance	Applicable Unused Facility Fee Margin
Greater than 50%	0.375%
Less than or equal to 50%	0.25%

Letter of credit fees for all letters of credit under the Credit Facilities in an amount equal to the Applicable L/C Margin on the outstanding face amount of all letters of credit, payable to Agent for the account of the respective Lenders on the first day of each calendar month. The Applicable L/C Margin shall be 1.75% until adjusted as set forth in the applicable pricing table above.

Customary letter of credit fees to each issuer of letters of credit under the Credit Facilities upon the issuance, amendment or extension of letters of credit at the prevailing rates. Such fees will be due and payable to Agent for the account of the issuing bank or issuing banks, as the case may be, in respect of such letters of credit.

All fees will be calculated using a 360-day year and actual days elapsed.

DOCUMENTATION:

The Credit Documentation will contain conditions precedent, affirmative, negative, financial reporting and financial covenants, permitted acquisition conditions, indemnities, events of default and remedies, and other provisions, and Borrowers will make representations and warranties, all in a manner customary for transactions of this type. Transactions between Borrowers and their respective officers, directors, employees and affiliates shall be restricted in a manner acceptable to Agent. Management fees payable to Borrowers’ affiliates up to an amount to be determined per annum, exclusive of the transaction fee, if any, that is payable at closing, are permitted so long as no default is existing. Sponsor shall be required to maintain voting control of Holdings’ board of directors or other similar governing body and shall be required to maintain ownership of not less than a specified amount of capital stock or other equity securities of Holdings acquired by it.

FINANCIAL COVENANTS:

The Credit Documentation will contain a springing minimum fixed charge coverage ratio covenant pursuant to which, if at any time Excess Availability is less than 12.5% of the

Maximum Commitment Amount (a “Trigger Event”), the fixed charge coverage ratio (to be defined in the Credit Documentation) measured as of the last day of the most recent fiscal month prior to the applicable Trigger Event for which monthly financial statements have been delivered or are required to be delivered and the last day of each fiscal month shall be not less than 1.00 to 1.00, in each case on a trailing twelve-month basis.

FINANCIAL STATEMENTS & OTHER REPORTS:	Borrowers shall deliver, at a minimum, the following statements and other reports:
	•	a borrowing base certificate and supporting information on a monthly basis (and more frequently if excess availability is less than an amount to be determined)
	•	inventory summaries on a monthly basis
	•	accounts receivable agings on a monthly basis
	•	semiannual collateral audits and appraisals
	•	inventory, accounts receivable, and accounts payable reconciliations on a monthly basis
	•	monthly interim and year end audited financials
	•	annual projections

CONDITIONS TO CLOSING:

Solely as set forth in Schedule I hereto (the date upon which all such conditions precedent shall be satisfied and the initial funding under the Credit Facilities shall take place, the “Closing Date”).

ASSIGNMENTS AND PARTICIPATIONS:

Lenders would have the right at any time to sell and assign interests and sell participations under the Credit Facilities in accordance with customary terms. All assignments of a Lender’s interest in the Credit Facilities will be made via an electronic settlement system designated by Agent. As to assignments requiring Agent’s consent (not to be unreasonably withheld or delayed), the withholding of such consent for assignments to Borrowers, their affiliates or a holder of subordinated debt issued by any Borrower or its affiliates shall not be deemed to be unreasonable.

REQUISITE LENDERS:

Lenders holding greater than 50% of the loan exposure (including unfunded commitments under the Revolving Credit Facility) under the Credit Facilities; provided that if there are two or more Lenders, at such time, at least two Lenders then holding greater than 50% of the loan exposure (including unfunded commitments under the Revolving Credit Facility) under the Credit Facilities.

GOVERNING LAW:	New York.

SCHEDULE I

to

Term Sheet

Conditions to Closing

The availability of the Credit Facilities set forth in the Commitment Letter shall be subject to the satisfaction of the following conditions:

1.	Due Diligence: Agent shall be satisfied with the results of a collateral audit as is customary for transactions of this type.
2.

Minimum Liquidity. After giving effect to the funding on the Closing Date, or creation of a reserve for, and payment of all costs and expenses related to the closing, Borrowers are required to have minimum liquidity of at least $30,000,000, consisting of Excess Availability under the Revolving Credit Facility and unrestricted cash and cash equivalents. For the avoidance of doubt, the calculation of Excess Availability pursuant to the preceding sentence shall be exclusive of amounts available under the German factoring facility provided by GE Capital Bank AG.

3.

Equity/Debt Structure. Sponsor and other co-investors reasonably acceptable to Agent shall have invested a minimum of 30% of the total pro forma capitalization (including debt and equity) of Holdings and its subsidiaries on the Closing Date in the form of cash equity (including $30,000,000 of preferred equity issued to Aleris Corporation or an affiliate) on terms and conditions reasonably acceptable to Agent (collectively, the “Specified Equity Issuance”). Agent hereby acknowledges that the terms of the Specified Equity Issuance set forth in the Commitment Letter between Sponsor, Chatham Asset Management, LLC and Zell Credit Opportunities Master Fund L.P. dated October 17, 2014 are reasonably satisfactory to Agent. Borrowers shall have raised at least $300,000,000 in gross cash proceeds from the issuance of indebtedness in a private placement (or the borrowing of a bridge loan in lieu of all or a part of such indebtedness) (the “Private Placement”) having such terms and provisions as are reasonably acceptable to Agent, with such indebtedness to be subject to the terms of the Intercreditor Agreement (as defined below) (it being acknowledged that the Private Placement terms set forth in the commitment letter related thereto dated October 17, 2014 are reasonably satisfactory to the Agent).

4.

Evidence of Solvency. Agent shall have received certification from the Borrowers that each Borrower and each Guarantor, taken as a whole, after incurring the indebtedness contemplated by the Credit Facilities and other indebtedness contemplated hereby and the consummation of the Acquisition, are solvent,

5.

No Material Adverse Effect. (a) Since December 31, 2013 through the date of the Acquisition Agreement, there not having been any Effect (as defined in the Acquisition Agreement) which has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Acquisition Agreement) and (b) no Effect shall have occurred since the date of the Acquisition Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Following the Closing Date, Material Adverse Effect, as defined in the Credit Agreement (as defined below), shall mean an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (i) the condition (financial or otherwise), business, performance, operations or property of the Credit Parties and their Subsidiaries taken as a whole; (ii) the ability of any Credit Party, any Subsidiary of any Credit Party or any other person (other than Agent or Lenders) to perform its obligations under any loan document; or (iii) the validity or enforceability of any loan document or the rights and remedies of Agent, the Lenders and the other secured parties under any loan document.

6.

Documentation and Other Customary Deliveries. The preparation, execution and delivery of a definitive credit agreement (the “Credit Agreement”) and other definitive documentation executed in connection therewith, including an intercreditor agreement (the “Intercreditor Agreement”) entered into by the trustee or agent, as applicable, in respect of the indebtedness issued in the Private Placement, and Agent (collectively, with the Credit Agreement, the “Credit Documentation”), incorporating substantially the terms and conditions as outlined herein and in the Commitment Letter to which this Term Sheet is attached and otherwise reasonably acceptable to Borrowers and Agent and the delivery of other customary closing documentation.

7.

Representations and Warranties. Subject to the Funds Certain Provisions, the Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects.

8.

Acquisition. The Acquisition shall have been consummated in accordance with the terms of the Purchase and Sale Agreement dated as of October 17, 2014 (together with all exhibits and schedules attached thereto, the “Acquisition Agreement”) (without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the Lenders without the consent of Agent). For purposes of the foregoing condition, it is hereby understood and agreed that an increase in the purchase price to be paid in connection with the Acquisition shall not be deemed to be materially adverse to the Lenders if it is not funded by any incurrence of indebtedness, but is instead funded by cash on

Schedule I-1

the balance sheet of the Borrowers and/or the net cash proceeds of the Specified Equity Issuance and a decrease in the purchase price of less than 10% shall not be deemed to be materially adverse to the Lenders.

9.

PATRIOT Act. Agent shall have received at least 10 days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

10.

Payment of Fees and Expenses. Fees and expenses required to be paid on the Closing Date pursuant to the Commitment Letter and Fee Letter shall have been paid (in the case of expenses, to the extent invoiced in summary form at least three calendar days prior to the Closing Date).

11.

Collateral. All actions necessary to establish that Agent will have a perfected first priority security interest, in the case of the First Priority Collateral, and a second priority security interest, in the case of the Second Priority Collateral, in each case subject to liens permitted under the Credit Documentation, shall have been taken; provided, however, that this condition is subject to the Funds Certain Provisions.

Notwithstanding anything in the Term Sheet, the Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, (i) the only representations and warranties related to the Acquired Business in the Credit Documentation the accuracy of which will be a condition to the availability of the Credit Facilities on the Closing Date will be (A) such representations and warranties regarding the Acquired Business in the Acquisition Agreement as are material to the interests of Agent and the Lenders, but only to the extent that you or your affiliates have the right to terminate your or your affiliates’ obligations under the Acquisition Agreement (or the right not to consummate the Acquisition pursuant to the Acquisition Agreement) as a result of a failure of such representations and warranties to be true and correct (to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Credit Documentation will not impair availability of the Credit Facilities on the Closing Date if the conditions expressly set forth in this Schedule I of the Commitment Letter are satisfied (it being understood that, to the extent a perfected security interest in any Collateral (the security interest in respect of which cannot be perfected by means of the filing of a UCC or PPSA financing statement, the making of a federal intellectual property filing or delivery of possession of capital stock or other certificated security) is not able to be provided on the Closing Date after the Borrowers’ use of commercially reasonable efforts to do so, the perfection of such security interest in such Collateral will not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but a security interest in such Collateral will be required to be perfected after the Closing Date pursuant to arrangements to be mutually agreed between the Borrowers and Agent); provided that nothing herein shall limit the applicability of the individual conditions to closing expressly set forth in Schedule I to this Term Sheet except to the extent expressly stated to be subject to this paragraph. For purposes hereof, “Specified Representations” mean the representations and warranties set forth in the Term Sheet relating to legal existence, corporate power and authority; the authorization, execution and delivery, and legality, validity and enforceability, of the Credit Documentation; the creation and perfection of liens (subject to the limitations on perfection set forth above); status of the Credit Facilities as first lien (or, in the case of Second Priority Collateral, second lien) senior debt; Federal Reserve margin regulations; the Investment Company Act; Patriot Act, OFAC, FCPA and other anti-terrorism laws; the status of the Credit Facilities as senior debt; solvency; financial statements; use of proceeds; governmental and third party approvals and litigation relating to the Credit Documentation; and no violation of, or conflict with, applicable law, charter documents or material agreements as it relates to the Credit Documentation. For the avoidance of doubt, the foregoing provisions of this paragraph are sometimes referred to as the “Funds Certain Provisions.”

Schedule I-2